Registered Investment Company Chief Compliance
Officer Services Agreement

THIS AGREEMENT (the “Agreement”) is entered into to be effective as of the 1st day of June, 2015, by and between BEACON COMPLIANCE CONSULTING, INC., a Kansas Corporation (“Beacon”), and Hays Series Trust, a Delaware Statutory Trust (the “Trust”). The effectiveness of this Agreement is subject to final approval by the Trustees of Hays Series Trust at its organizational meeting. Throughout this Agreement, the terms “us”, “our”, “we” and similar references shall mean and refer to Beacon and include Beacon’s duly authorized representatives, employees, attorneys and agents. Likewise, throughout this Agreement, the terms “you”, “yours”, and similar references shall mean and refer to the Trust and includes the Trust’s duly authorized representatives, employees, attorneys and agents.

RECITALS

1.	Beacon is a compliance consulting firm specializing in providing regulatory compliance documents and services to, among others, SEC Registered Investment Companies and SEC Registered Investment Advisors.
2.	The Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-ended management investment company
3.	The Trust is subject to a number of regulatory requirements under various federal and state Jaws.
4.	The Trust desires to engage Beacon to provide certain compliance services to each series of the Trust as described in Schedule A attached to this Agreement (each a “Fund” and collectively, the “Funds”) and Beacon accepts such engagement for the consideration and upon the terms and conditions set forth in this Agreement.

TERMS

1.	Appointment and Delivery of Documents
(a)	The Trust hereby appoints Beacon, and Beacon hereby agrees, to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-l of the 1940 Act (“Rule 38a-1”) and on the terms and conditions set forth in this Agreement.
(b)	In connection therewith the Trust has delivered or will deliver to Beacon copies of:
(i)	the Trust’s Agreement and Declaration of Trust and Bylaws (collectively. as amended from time to time, “Organizational Documents”);
(ii)	the Trust’s current Registration Statement ( .. Registration Statement”), as amended or supplemented, filed with the U.S. Securities and Exchange
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Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (-Securities Act”), and the 1940 Investment Company Act (“1940 Act”);

(iii)	each Fund’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented the -Prospectus- or “SA’’’, as the case may be, or the “Disclosure Documents”);
(iv)	each plan of distribution or similar document adopted by each Fund under Rule 12b-1 under the 1940 Act (`’Plan”) and each current shareholder service plan or similar document adopted by each Fund (“Service Plan”);
(v)	copies of each Fund’s current annual and semi-annual reports to shareholders; and
(vi)	all policies, programs and procedures adopted by the Trust with respect to each Fund (e.g., repurchase agreement procedures), and shall promptly furnish Beacon with all amendments of or supplements to the foregoing. The Trust shall deliver to Beacon a certified copy of the resolution of the Board of Trustees of the Trust (“Board”) appointing Beacon hereunder and authorizing the execution and delivery of this Agreement.
2.	Duties of Beacon
(a)	Subject to the approval of the Board Beacon shall make available a qualified person to act as the Trust’s CCO who is competent and knowledgeable regarding the federal securities laws. Beacon’s’ responsibility for the activities of the CCO are limited to the extent that the Board, including a majority of the Trustees who are not interested persons of the Trust (“Independent Trustees”), shall make all decisions regarding the designation. termination and level of compensation of the CCO as provided by Rule 38a-l.
(b)	With respect to the Trust, the CCO shall:
(i)	Report directly to the Board;
(ii)	Review and administer the Trust’s compliance program policies and procedures. including the review of the policies and procedures of the Fund’s investment adviser, sub-adviser, administrator, principal underwriter and transfer agent (collectively. “Service Providers”) that relate to the Fund and ensuring the Trust that each of the foregoing Service Providers has in place appropriate policies and procedures to ensure compliance with the books and records requirements under “Federal Securities Law,” as that term is defined under the 1940 Act;
(iii)	Conduct periodic reviews of the Fund’s compliance program and make recommendations to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;
(iv)	Review no less frequently than annually, the adequacy of the policies and procedures of the Fund and its Service Providers and the effectiveness of their implementation;
(v)	Apprise the Board of significant compliance events of the Fund or its Service Providers;
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(vi)	Implement testing methods for the Fund’s compliance program policies and procedures, including the compliance policies and procedures of the Service Providers that relate to the Fund;
(vii)	Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances) including reviewing reports, investigating exceptions, and making inquiries of Fund management and Service Providers;
(viii)	Conduct or cause to be conducted periodic site visits to Service Providers as necessary;
(ix)	Provide and deliver updates to the Fund or its Service Providers, as necessary;
(x)	Establish a quarterly reporting process to the Board, including both written and oral reports. as needed;
(xi)	Attend regularly scheduled board meetings via conference call or in person on an as- needed basis;
(xii)	Prepare a written annual report for the Board. Such report shall, at a minimum. address (A) the operation of the Fund’s and its Service Providers’ policies and procedures since the last report to the Board; (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(b) (iii) and (iv) above; and (D) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report; and
(xiii)	No less than annually, the CCO shall meet separately with the Fund’s independent Trustees.
(c)	With respect to the Trust, Beacon shall:
(i)	Assist any other officers of the Fund, if applicable, subject to the Board making available and approving those required officers to act as the Fund’s Anti-Money Laundering Officer, Code of Ethics Review Officer, and other such necessary compliance and executive officers, who are competent and knowledgeable regarding the particular rules and regulations applicable to mutual funds and their respective positions; and
(ii)	Assist the Trust with compliance matters as reasonably requested.
(d)	Beacon shall provide such other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.
(e)	Beacon shall maintain records relating to its services. such as compliance policies and procedures, relevant Board presentations, annual review, and other records. as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and records pertaining to the Fund that are in the possession of Beacon shall be the property of the Fund. The Fund, or the Fund’s authorized representatives. shall have access to such books
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and records at all times during Beacon’s engagement with the Trust. Upon the reasonable request of the Fund, copies of any such records shall be provided promptly by Beacon to the Fund or the Fund’s authorized representatives at the Fund’s expense. Such records shall at all times be considered property of the Trust. and upon termination of this Agreement, shall be returned to the Trust.

(f)	Nothing contained herein shall be construed to require Beacon to perform any service that could cause Beacon to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940 (“Advisers Act”), as amended. or that could cause the Fund to act in contravention of the Fund’s Prospectus or any provision of the 1940 Act. Except with respect to Beacon’s duties and the CCO’s duties as set forth in this Section 2. and except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act. the Exchange Act, the 1940 Act, the Advisers Act, and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules and regulations.
(g)	In order for Beacon to perform the services required by this Section 2, the Fund
(i)	shall take reasonable steps to encourage all Service Providers to furnish any and all information to Beacon as reasonably requested by Beacon, and assist Beacon as may be required; and
(ii)	shall take reasonable steps to ensure that Beacon has access to all records and documents maintained by the Fund or any service provider to the Fund.
3.	Standard of Care, Limitation of Liability, and Indemnification
(a)	Beacon shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Beacon in writing. Beacon shall use its best judgment and effort in rendering the services described in the Agreement. Beacon shall not be liable to the Fund or any of the Fund’s shareholders for any action or inaction of Beacon relating to any event whatsoever in the absence of reckless disregard, gross negligence or willful misfeasance in the performance of Beacon’s duties or obligations under this Agreement. Further, Beacon shall not be liable to the Fund or any of the Fund’s shareholders for any action taken or failure to act in good faith reliance upon:
(i)	The advice and opinion of Fund counsel; and
(ii)	Any certified copy of any resolution of the Board; and Beacon shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal certificate, opinion of counsel or independent public accountant. instrument. report, notice,
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consent, order, or any other document or instrument which Beacon reasonably believes in good faith to be genuine.

(b)	The Trust agrees to indemnify and hold harmless Beacon, its employees, agents, officers and managers and any person who controls Beacon within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (“Beacon Indemnitee”), against and from any and all claims, demands. actions, suits, judgment. administrative proceedings or investigation, liabilities, losses, damages, cost. charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to Beacon’s actions taken or failures to act with respect to the Trust in connection with the performance of any duties or obligation under this Agreement (a -Beacon Claim”); provided. however, that nothing contained herein shall entitle a Beacon Indemnitee to indemnification with respect to any Beacon Claim arising from Beacon’s own reckless disregard. gross negligence or willful malfeasance, or breach of this Agreement. For purposes of this Agreement, Beacon’s willful malfeasance. or reckless disregard shall not include any action taken or not taken by Beacon consistent with the last sentence of Section 3(a). Further, the Trust shall not be required to indemnify any Beacon Indemnitee if, prior to confessing any Beacon Claim against the Beacon Indemnitee. Beacon or the Beacon Indemnitee does not give the Trust written notice of and reasonable opportunity to control the defense against the Beacon Claim in its own name or in the name of the Beacon lndemnitee with reasonable cooperation from Beacon upon request by the Trust.
(c)	Beacon agrees to indemnify and hold harmless the Fund, its employees, agents, trustees, officers, and managers (“Fund Indemnitee”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings and investigations. liabilities. losses, damages, cost. charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (i) Beacon’s actions taken or failures to act with respect to the Fund that are not consistent with Section 3(a); (ii) any breach of this Agreement with Beacon; or (iii) any breach of Beacon’s representations set forth in Section 4 (a “Fund Claim”). Beacon shall not be required to indemnify any Fund Indemnitee it prior to confessing any Fund Claim against the Fund Indemnitee, the Fund or the Fund Indemnitee does not give Beacon written notice of and reasonable opportunity to control the defense against the Fund Claim in its own name or in the name of the Fund lndemnitee with reasonable cooperation from the Trust upon request by Beacon.
(d)	Beacon shall not be liable to the Fund as a result of errors of other service providers, including errors resulting from design or other internal processes or systems, unless such errors are due to Beacon’s reckless disregard, gross negligence, or willful misfeasance.
(e)	The Board of Trustees, including a majority of the Independent Trustees. and not Beacon, shall be solely responsible for approval of compensation of the Fund
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CCO, as well as for removing the CCO from his or her responsibilities related to the Fund in accordance with Rule 38a-1.

4.	Representations and Warranties
(a)	Beacon represents and warrants to the Fund that:
(i)	It is a corporation duly organized and existing and in good standing under the laws of the State of Kansas:
(ii)	It is duly qualified to carry on its business in the State of Kansas;
(iii)	It is empowered under applicable laws and by any applicable agreement to enter into this Agreement and perform its duties under this Agreement;
(iv)	All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under the Agreement:
(v)	It has access to the necessary facilities, equipment, and personnel to assist the CCO in the performance of his or her duties and obligations under this Agreement;
(vi)	This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Beacon, enforceable against Beacon in accordance with its terms, subject to bankruptcy, insolvency, reorganization. moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
(vii)	It shall make available a person, Kyle Bubeck, or other person as may be subsequently approved by the Board, who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund:
(viii)	It shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g.. Rule 38a-1) to approve the designation, termination. and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund or a Service Provider;
(ix)	It shall report to the Board promptly if Beacon learns about CCO malfeasance; and
(x)	It shall report to the Board if at any time the CCO is subject to the disqualifications as set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.
(b)	The Trust represents and warrants to Beacon that:
(i)	It is a Delaware statutory trust duly organized and existing and in good standing under the laws of the State of Delaware;
(ii)	It is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform it duties under this Agreement;
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(iii)	All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;
(iv)	It is an open-end management investment company registered under the 1940 Act:
(v)	This Agreement. when executed and delivered, will constitute a legal, valid and binding obligation of the Trust. enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affection the rights and remedies of creditors and secured parties;
(vi)	A registration statement under the Securities Act and the 1940 Act, once effective, will remain effective, and appropriate State securities laws filings have been made and will continue to be made with respect to the Fund; and
(vii)	The CCO shall be covered by the Fund’s Directors & Officers/Errors and Omissions Policy (“Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officer ceases to serve the Fund on substantially the same terms as such coverage is provided for the Fund officers after such persons are no longer officers of the Fund; or (c) continued in the event the Fund merges or terminates. on substantially the same terms as such coverage is provided for the Fund officers (but for a period of no less than six years). The Fund shall provide Beacon with proof of current coverage, including a copy of the Policy, and shall notify Beacon immediately should the Policy be cancelled or terminated.
5.	Compensation and Expenses
(a)	In consideration of the compliance services provided by Beacon pursuant to this Agreement_ the Trust shall pay Beacon the fees according to the terms and conditions set forth in Schedule B hereto. All fees payable hereunder shall be accrued daily by the Funds. The CCO fees payable listed in Schedule B hereto shall be payable, in advance, monthly for services performed during that calendar month or as otherwise described in Schedule B. Beacon shall also be reimbursed for all travel and per diem expenses incurred by Beacon. including those set forth in Schedule B. Upon the termination of this Agreement. the Trust shall pay to Beacon such compensation as shall be payable in accordance with this agreement, including any early termination fee. Such final payment, including any outstanding expenses, shall be made prior to the effective date of termination.
(b)	Beacon may. with respect to questions of law relating to its services hereunder. apply to and obtain the advice and opinion of Fund counsel. The cost of any such advice or opinion shall be borne by the Fund.
(c)	Beacon shall not be responsible for and will not assume the obligation for payment of the expenses of the Trust. including, without limitation:
(i)	the fee payable under this Agreement;
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(ii)	the fees payable to the investment adviser of the Fund under an agreement between the investment adviser and the Fund;
(iii)	expenses in connection with the issue, repurchase and redemption of Fund shares;
(iv)	interest charges, taxes and brokerage fees and commissions;
(v)	premiums of insurance for the Fund, the directors and officers, and fidelity bond premiums;
(vi)	fees, interest charges and expenses of third parties, including Fund counsel, counsel to the Fund’s independent trustees, independent public accountants, compliance audit firms, custodians, transfer agents, dividend disbursing agents and Fund accountants;
(vii)	fees and pricing, interest, dividend, credit and other reporting services;
(viii)	costs of membership in trade associations;
(ix)	telecommunications expenses;
(x)	transmission expenses;
(xi)	cost of maintaining the Fund’s existence;
(xii)	costs of preparing, filling and printing the Fund’s Prospectus, subscription application forms and shareholder reports and other shareholder communications and delivering them to existing shareholders, whether of record or beneficial;
(xiii)	expenses of meetings of shareholders and proxy solicitations therefore;
(xiv)	costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts and of calculating the net asset value of shares;
(xv)	costs of stationery, supplies and postage;
(xvi)	fees and other expenses of the Fund’s trustees and officers;
(xvii)	costs of other personnel performing services for the Fund;
(xviii)	SEC registration fees and related expenses; and
(xix)	state, territory or foreign securities laws registration fees and related expenses.
6.	Effectiveness, Duration, Termination and Assignment
(a)	Upon effectiveness of this Agreement, the Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties. whether oral or written relating to the Trust.
(b)	This Agreement shall continue in effect until terminated.
(c)	This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to Beacon or (ii) by Beacon on sixty (60) days’ written notice to the Fund; or (iii) as so otherwise mutually agreed by both parties in writing.
(d)	The provisions of Section 3, 6(d), 6(e), 7.8, 10. 11, and 12 shall survive any termination of this Agreement.
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(e)	This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Beacon or the Trust except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.
7.	Confidentiality

Each party shall comply with the laws and regulations applicable to it in connection with its use of Confidential Information. including without limitation, Regulation S-P (if applicable). Beacon agrees to treat all records and other information related to the Fund as proprietary information of the Fund and. on behalf of itself and its employees, to keep confidential all such information, except that Beacon may release such other information (i) as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Beacon is advised by counsel that it may be exposed to civil or criminal contempt proceeding for failure to release the information (provided. however, that Beacon shall seek the approval of the Fund as promptly as possible so as to enable the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or (ii) when so requested by the Fund.

Without limiting the general applicability of the preceding paragraph, you expressly acknowledge and agree that any documents and services to be provided by us under this Agreement are not legal services and that this Agreement does not constitute an attorney-client relationship between us. You also expressly acknowledge and agree that any documents and services to be provided by us under this Agreement, and any communications between us relating to such documents and services, are not protected under any claims of legal privilege or attorney work product.

8.	Force Majeure

Beacon shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority. national emergencies. tire, mechanical breakdowns, flood or catastrophe, acts of God, insurrections, war, riots or failures of the mail, transportation, communication system or power supply. In addition, to the extent Beacon’s obligations hereunder are to oversee or monitor the activities of third parties, Beacon shall not be liable for any failure or delay in the performance of Beacon’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Beacon.

9.	Activities of Beacon
(a)	Except to the extent necessary to perform Beacon’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Beacon’s right, or the right of any of Beacon’s managers. officers or employees who also may be a trustee, officer or employee of the Fund, or who are otherwise affiliated persons
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of the Fund. to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation. trust, firm, individual or association.

(b)	Upon notice to the Fund, and approval by the Board of Trustees, Beacon may delegate or subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may or may not be affiliated persons of Beacon, who agree to comply with the terms of this Agreement; provided, that any such delegation or subcontracting shall not relieve Beacon of its responsibilities hereunder and Beacon will be responsible for all acts of its employee or subcontractor as if such acts were its own. Beacon may pay those persons for their services, but no such payment will increase Beacon’s compensation or reimbursement of expenses from the Fund, unless mutually agreed prior to any delegation or subcontracting.
10.	Cooperation With Independent Public Accountants

Beacon shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information with respect to the CCO available to the accountants for the performance of the accountants’ duties.

11.	Limitation of Shareholder and Trustee Liability

The Trustees of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and Beacon agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund.

12.	Miscellaneous
(a)	Neither party to this Agreement shall be liable to the other party for consequential or indirect damages under any provision of this Agreement.
(b)	This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Kansas, without regards to the conflicts of laws rules therein.
(c)	This Agreement may be executed by the parties hereto in any number of counterparts. and all of the counterparts taken together shall be deemed to constitute one and the same instrument.
(d)	If any part, term or provision of this Agreement is held to be illegal. in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Beacon and the Trust and no
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presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(e)	Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
(f)	Notices. requests, instructions. and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.
(g)	Nothing contained in this Agreement is intended to or shall require Beacon. in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.
(h)	The term “affiliate- and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.
13.	Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the State of Kansas, without regard to such jurisdiction’s conflict-of-law statutes. In the event of any dispute arising out of this Agreement, the Parties consent to the exclusive jurisdiction and venue of any court of competent jurisdiction in the State of Kansas, and to submit to the jurisdiction of such court.

14.	Waiver

The waiver by either party of the breach of any provision of this Agreement by the other party shall not extend to future breaches of the same or any other provision contained in this Agreement.

15.	Notices

Any notices required under this Agreement shall be in writing and may be sent by any method reasonably designed to inform the other party of such notice, including certified mail. overnight delivery, courier service, facsimile transmission, or other appropriate means.

16.	Counterparts; Signatures

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement. Signature pages exchanged by facsimile or other electronic means shall be deemed originals for all purposes.

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IN WITNESS WHEREOF. the parties hereto have caused this Agreement to he executed in their names and on their behalf by and through their dui) authorized officers, as of the day and year first above written.

Contact Address:
P.O. Box 11550	Beacon Compliance Consulting
Overland Park. KS 66207
(913)239-0100 (Voice)	/s/ Kyle Bubeck
(800) 467-1807 (Fax)	Kyle Bubeck
President

Contact Address:
301 Seven Springs Way. Suite 150	Hays Series Trust
Brentwood. TN 37027
(615) 467-6070 (Voice)	Jeff Hays
Authorized Signer Name

/s/ Jeff Hays
Signature of Authorized Individual

Title: President

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Schedule A

COMPLIANCE SERVICES AGREEMENT
COVERED FUNDS

Fund(s) Covered Under This Agreement	Date added To This Agreement
Hays US Opportunities Fund	June 1, 2015
Hays Tactical Multi-Asset Fund	June 1, 2015

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Schedule B

FEES AND OTHER COSTS

Fund Documents

The price for the creation of any future documents, as may be necessary, will be negotiated as required.

Chief Compliance Officer Services

Initial Fund Fees

To provide the services set forth in this Agreement Beacon will charge a flat fee of $2,750 per Billing Period for the initial two funds during the first twelve (12) months from the date of inception of this agreement. Beginning with the thirteenth (13th) month and continuing through the end of the twenty-fourth (24th) month, Beacon will charge a flat fee of $3,250 per Billing Period for the initial two funds. Beginning with the twenty-fifth (25th) month and continuing through the end of the thirty-sixth (36th) month, Beacon will charge a flat fee of $3,500 per Billing Period for the initial two funds. The fee for any period beginning with the thirty-seventh (37th) month will be mutually agreed upon in advance. Fees are charged in advance and are due and payable on the first day of each Billing Period. All reimbursable expenses will be due and payable upon receipt of the invoice.

Any future increase in this agreement. not specifically outlined herein. will be mutually agreed upon in writing as an amendment to this agreement prior to such increase becoming effective. At expiration, in the absence of a mutually agreed upon increase, the Agreement will continue in full force and effect at the last agreed upon monthly rate until such time as any increase in the monthly rate is agreed upon, or the Agreement is terminated. All other terms and conditions will remain the same.

Early Termination

The initial fee being charged is substantially below current market rates being charged for CCO services. As such, it is understood that Beacon is making an allowance to assist the trust in the start-up phase of its business. This is beneficial to Beacon if the relationship between the firms continues over a long period. To compensate for the low fee being offered in the initial twelve months, there will be a termination fee in the event of early termination. This fee would be payable only in the event Beacon was terminated for any reason other than cause, with such cause being gross negligence, willful malfeasance or reckless disregard. In addition. if the assets of the Trust are sold. or the Trust is closed or dissolved, there would be no early termination fee.

If this agreement is terminated at any time in the initial 12 months the early termination fee would equal the number of months Beacon acted as your CCO, including any required notice period prior to termination, times $500 per month. At any point beginning with the 13th month through the completion of the 24th month the penalty would be equal to $6000 which represents the initial 12 months (at the reduced rate of $2.750) times $500 per month, which would be equivalent to the market rate of $3250.00 per month.

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There is no early termination fee, other than any required notice period, after the twenty-fourth (24th) month.

Additional Fund Fees

The monthly fee if any additional funds are added to the Trust will be $1250 per additional fund per month.

Fund Meeting Expenses

Attendance at the annual board meeting, if requested, is included in the monthly fee. Travel, lodging and per diem expenses will be billed separately for attendance at any meeting including the annual meeting. Attendance via conference call for all other regularly scheduled board meetings is included. Should physical attendance be requested at any regularly scheduled board meeting, other than the annual meeting, the Fund agrees to pay Beacon at the rate of $1200 per additional day. plus applicable expenses. Time necessary to travel to/from the site of any board meeting, other than the annual meeting, will also be invoiced at the per day rate quoted above for each travel day.

Service Provider Site Visit Expenses

Beacon will perform site visits to all required service providers on a periodic basis as required. The fund agrees to pay Beacon at the rate of $1600 per day for site visits, plus applicable expenses. Time necessary to travel to/from the site of any service provider will also be invoiced at the per day rate quoted above for each travel day.

Regulatory Examination Expenses

Beacon will provide all off-site support of any regulatory examination for the fund at no additional charge. Generally, the fund CCO does not have to be present during a regulatory examination as the Advisor CCO generally handles all on-site aspects of the regulatory examination. In the event that Beacon is requested to be on-site for any portion of a regulatory examination, the fund agrees to pay Beacon at the rate of $1600 per day for on-site visits, plus applicable expenses.

Billing Period

For purposes of this Agreement, a Billing Period is an entire calendar month. The initial billing for this Agreement will commence on the date indicated on page one of this Agreement. The initial twelve months of billing for the Agreement will be deemed to have started on the I’ day of the first full month the Agreement is in effect. Payments for services are due and payable on the first day of each new Billing Period.

In the event of termination of this agreement by the Trust, we will compute the sixty day notice period from the first day of the next billing period immediately following the date written notice is received by us and will submit a final invoice for the entire notice period at the time of the next regularly scheduled Billing Period.

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Upon termination of this agreement, all reimbursable expenses as outlined in the following section “Reimbursement of Expenses” which are incurred by Beacon through the termination date will be invoiced and payment will be due upon receipt of the invoice.

Reimbursement of Expenses

In addition to paying us the fees and other costs described in this Schedule B to this Agreement, you agree to reimburse us for the following out-of-pocket expenses in providing the products and services described in this Agreement:

•	All delivery charges of any) excluding postage incurred by us in delivering materials to you;
•	Any additional expenses reasonably incurred by us in the performance of our duties and obligations under this Agreement and approved by you in advance of their occurrence; and

Travel expenses (actual cost of airfare, train service and rental car. or if by car, the approved IRS per mile rate), lodging expense (one room per individual), and per diem charges at $150 per calendar day per person, including travel days, for all on-site visits or visits to other locations or third parties, including sub-advisors, as may be approved by you in advance.

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